Exhibit 99.1

For Immediate Release	CONTACT:
Stephen E. Graham
Chief Financial Officer
(216) 265-6656

SHILOH INDUSTRIES REPORTS SECOND-QUARTER

AND FIRST SIX-MONTHS RESULTS

CLEVELAND, OH, May 29, 2003—Shiloh Industries, Inc. (Nasdaq:SHLO) today announced second quarter and first half results of fiscal 2003.

For the second quarter ended April 30, 2003, the Company reported sales of $160.3 million compared to $158.7 million for the same period of fiscal 2002. Net income for the second quarter of fiscal 2003 was $1.8 million, or $0.12 per share, compared to a net loss of $1.8 million, or $(0.12) per share, a year ago. For the first half of fiscal 2003, sales were $296.9 million compared to $304.7 million in the first half period of fiscal 2002. The net loss for the first half of fiscal 2003 was $0.6 million, or $(0.04) per share, including a net of tax $2.0 million charge for goodwill impairment associated with an accounting change. In the first half of fiscal 2002, the Company reported a net loss of $7.5 million, or $(0.51) per share.

Sales for the second quarter of fiscal 2003 were $1.6 million or 1.0% greater than the prior fiscal year second quarter. Production of automobile models that use the Company’s parts remained steady during the second quarter of fiscal 2003. For the first half of fiscal 2003, sales declined $7.8 million or 2.5%. The majority of the decline was due to the closure of three of the Company’s facilities in January of 2002.

Operating income for the second quarter of fiscal 2003 was $6.0 million, an increase of $2.6 million over the same period in fiscal 2002. Improved operating income is the result of manufacturing process efficiencies and productivity, improved quality and cost control throughout the Company. Operating income for the first half of fiscal 2003 was $8.3 million, a $9.8 million improvement over the $1.5 million operating loss for the same period in fiscal 2002. The first half improvement in fiscal 2003 resulted from the same factors that impacted the second quarter of fiscal 2003 results, as well as the absence of operating results related to the three facilities closed in the first quarter of fiscal 2002. President and CEO, Theodore K. Zampetis, commented, “our emphasis on stabilizing the Company has resulted in our first profitable quarter since the second quarter of fiscal 2001. Our manufacturing expenses and general and administrative costs remain in check and quality and productivity has continued to improve compared to last year.”

Cumulative Effect of Change in Accounting

As a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the Company recorded a $3.0 million, or $2.0 million after tax of $1.0 million, goodwill impairment charge during the first quarter of fiscal 2003. The adoption of this standard increased the net loss per share for the first half of 2003 by $(0.13) per share.

Liquidity

At April 30, 2003, the Company’s borrowings under its revolving line of credit, which matures April, 2004, amounted to $195.2 million, a reduction of $13.9 million from the borrowed amount at October 31, 2002 and a reduction of $44.9 million from April 30, 2002. The Company continues to emphasize prudent cost management practices including working capital management resulting in cash generation for capital investments and debt reduction. For the second quarter and first half periods, interest expense was $3.1 million and $6.6 million, respectively, $2.1 million and $3.0 million less than the interest expense for the same periods in fiscal 2002, resulting from the decrease in borrowed funds. Mr. Zampetis added, “as our business optimization process continues and we achieve continued productivity improvements, we expect to continue to generate cash enabling us to fund our pension contributions, lower our debt and meet our commitments during the upcoming period of plant conversions for new models and customer summer vacations.

Headquartered in Cleveland, Ohio, Shiloh Industries is a leading manufacturer of blanks, engineered welded blanks, engineered stampings and modular assemblies for the automotive and heavy truck industries. The Company has 16 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 2,500.

A conference call to discuss second quarter fiscal 2003 results will be held on Thursday, May 29, 2003 at 11:00 a.m. (EDT). To listen to the conference call, dial (800) 374-0915 approximately 5 minutes prior to the start time and request the Shiloh Industries second quarter conference call. A replay of the conference call will be available from 2:00 p.m. (EDT), Thursday, May 29, 2003, through 5:00 p.m. (EDT) Thursday, June 5, 2003. To access the replay, call (800) 642-1687 and enter conference code 906152.

The forward-looking statements in this press release involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the Company’s dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model including adequate financing; increases in the price of, or limitations on the availability of steel, the Company’s primary raw material, or decreases in the price of scrap steel; the ability of the Company to pass along increased costs to customers; risks associated with integrating operations of acquired companies; the ability of the Company to implement its cost savings initiatives; potential disruptions or inefficiencies in operations due to or during facility expansions, start-up facilities or new program launches; risks related to conducting operations in a foreign country; risks related to labor relations, labor expenses or work stoppages involving the Company, its customers or suppliers; the ability of the Company to sell unwanted operations in a timely manner on terms acceptable to the Company, if at all; pension plan funding requirements; and other risks and uncertainties that may be identified from time to time in the Company’s reports to the Securities and Exchange Commission.

(Condensed Consolidated Financial Statements Follow)

SHILOH INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share data)

	Three months ended April 30,		Six months ended April 30,
	2003	2002	2003	2002
Revenues	$160,338	$158,698	$296,910	$304,665
Cost of sales	144,015	144,150	268,727	282,697

Gross profit	16,323	14,548	28,183	21,968
Selling, general and administrative expenses	10,348	10,167	19,926	22,444
Restructuring charges	—	1,027	—	1,027

Operating income (loss)	5,975	3,354	8,257	(1,503)
Interest expense	3,098	5,193	6,578	9,532
Interest income	64	15	72	68
Other income (expense), net	417	(163)	626	157

Income (loss) before equity in net losses of minority owned company, income taxes and cumulative effect of accounting change	3,358	(1,987)	2,377	(10,810)
Equity in net losses of minority owned company	—	(304)	—	(460)

Income (loss) before income taxes and cumulative effect of accounting change	3,358	(2,291)	2,377	(11,270)
Provision (benefit) for income taxes	1,519	(498)	999	(3,731)

Income (loss) before cumulative effect of accounting change	1,839	(1,793)	1,378	(7,539)
Cumulative effect of accounting change, net of income tax benefit of $1,058	—	—	(1,963)	—

Net income (loss)	$1,839	$(1,793)	$(585)	$(7,539)

Earnings (loss) per share:
Basic earnings (loss) per share before cumulative effect of accounting change	$.12	$(.12)	$.09	$(.51)

Cumulative effect of accounting change per share	—	—	(.13)	—

Basic earnings (loss) per share	$.12	$(.12)	$(.04)	$(.51)

Basic weighted average number of common shares	15,202	14,798	14,999	14,798

Diluted earnings (loss) per share before cumulative effect of accounting change	$.12	$(.12)	$.09	$(.51)

Cumulative effect of accounting change per share	—	—	(.13)	—

Diluted earnings (loss) per share	$.12	$(.12)	$(.04)	$(.51)

Diluted weighted average number of common shares	15,288	14,798	15,075	14,798